                                                              April 15, 2013

Securities and Exchange Commission
450 Fifth Street, NW
Washington DC 20549

This letter  confirms that Ronald Cami and David Reintjes are authorized and designated to sign all securities related filing with the Securities and Exchange Commission, including Form ID Acknowledgments, on my behalf. This authorization and designation shall be valid for three years from the date of this letter.

Very truly yours, /s/ Jennifer Mello Jennifer Mello